EXHIBIT 15(a)
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Insilco Holding Co.
Columbus, Ohio

Ladies and Gentlemen:

REGISTRATION STATEMENT (POST-EFFECTIVE AMENDMENT NO.2 TO FORM S-8)

With respect to the registration statement (Form S-8) for the Amended Insilco Holding Co. and Insilco Corporation Equity Unit Plan, we acknowledge our awareness of our reports incorporated herein by reference dated May 12, 2000 and July 26, 2000 related to our reviews of interim financial information of Insilco Holding Co..

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,


/S/ KPMG LLP

Columbus, Ohio
September 26, 2000